                            PROJECT LEASE AGREEMENT

                                    BETWEEN

                              3055 TRIAD DR. CORP.

                                  AS LANDLORD

                                      AND

                           TRIAD SYSTEMS CORPORATION

                                   AS TENANT

                           DATED AS OF AUGUST 1, 1988

                               TABLE OF CONTENTS

                                                                                                                         PAGE
ARTICLE 1   Lease of Property - Term of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
ARTICLE 2   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
ARTICLE 3   Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
ARTICLE 4   Payment of Impositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
ARTICLE 5   Alterations and Additions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
ARTICLE 6   Use, Maintenance, and Repairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
ARTICLE 7   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
ARTICLE 8   Damage or Destruction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
ARTICLE 9   Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
ARTICLE 10  Assignment and Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
ARTICLE 11  Mortgage of the Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
ARTICLE 12  Default Provisions     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
ARTICLE 13  Landlord's Right To Perform; Cumulative Remedies; Waivers  . . . . . . . . . . . . . . . . . . . . . .    21
ARTICLE 14  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE 15  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE 16  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE 17  Impairment of Landlord's Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE 18  Tenant's Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
ARTICLE 19  Estoppel Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
ARTICLE 20  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
ARTICLE 21  Invalidity of Particular Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
ARTICLE 22  Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
ARTICLE 23  Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                         PAGE
ARTICLE 24  Warranty of Peaceful Possession; Limitation of Landlord's Liability . . . . . . . . . . . . . . . . . . . .   26
ARTICLE 25  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                            PROJECT LEASE AGREEMENT

STATE OF CALIFORNIA       Section

COUNTY OF ALAMEDA         Section

                 THIS PROJECT LEASE AGREEMENT is made and entered into as of the 1st day of August, 1988, by and between 3055 TRIAD DR. CORP., a California corporation with its principal office in Livermore, Alameda County, California (hereinafter called "Landlord"), and TRIAD SYSTEMS CORPORATION, a Delaware corporation authorized to do business in California (hereinafter called "Tenant").

                              W I T N E S S E T H:

                                   ARTICLE 1

                       LEASE OF PROPERTY - TERM OF LEASE

                 SECTION 1.01. Landlord, in consideration of the rents, covenants, agreements, and conditions herein set forth which Tenant hereby agrees shall be paid, kept, and performed by Tenant, does hereby lease, let, demise, and rent exclusively unto Tenant, and Tenant does hereby rent and lease from Landlord, the following described premises:

                                  A tract of land containing 15.0633 acres, and being Parcel Two of Parcel
                                  Map 5112, filed September 29, 1987 in Book
                                  122 of Parcel Maps, Pages 11
                                  through 14, inclusive, Alameda County
                                  Records.

                 SECTION 1.02.  This Lease is subject to:

         (a) All present and future laws, ordinances, resolutions, regulations and orders of all municipal, county, state, federal or other governmental bodies, boards, agencies, or other authority now or hereafter having jurisdiction; and

         (b) The matters set forth in Exhibit "A" attached hereto and incorporated by reference herein for all purposes, to the extent, and only to the extent, that same may validly affect the above described premises.

         SECTION 1.03. TO HAVE AND TO HOLD the hereinabove described tract of land subject to the matters as aforesaid, together with all and singular the rights, privileges, and appurtenances thereunto attaching or in anywise belong, unto Tenant, its legal representatives, successors and assigns, for a term commencing August 1, 1988 and ending at midnight on August 31, 2003, subject to earlier termination as herein provided, and upon and subject to the covenants, agreements, terms, provisions and limitations hereinafter set forth, all of which Tenant covenants and agrees to perform and observe.

                                   ARTICLE 2

                                  DEFINITIONS

         SECTION 2.01. The terms defined in this Section shall, for all purposes of this Lease, and all agreements supplemental hereto, have the meanings herein specified, unless the context otherwise requires.

         (a) The terms "Agreement," "Lease Agreement," and "this Lease" shall mean and refer to this instrument.

         (b) The term "Default Rate" shall mean the lesser of (a) the Prime Rate plus five percent (5%) per annum or (b) the maximum non-usurious rate permitted by law.

         (c) The term "Demised Land" shall mean the tract of land described in Section 1.01 hereof.

         (d) The term "Demised Premises" shall mean the Demised Land and the Improvements.

         (e) The term "Event of Default" shall have the same meaning as ascribed to it in Section 12.01 of this Agreement.

         (f) The term "Impositions" shall mean all taxes, assessments, use and occupancy taxes, transit taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, license and permit fees and other charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the term of this Lease be assessed, levied, charged, confirmed or imposed upon or accrue or become due or payable out of or on account of or become a lien on the Demised Premises or any part thereof, the appurtenances thereto or the sidewalks or streets adjacent thereto, or the rent and income received by or for the account of Tenant from any subtenants or for any use or occupation of the Demised Premises, and such franchises, licenses and permits as may be appurtenant to the use of the Demised Premises, or any documents to which Tenant is a party, creating or transferring an interest or estate in the Demised Premises payable to any governmental body; but shall not include any income taxes, capital levy, estate, succession, inheritance or transfer taxes or similar tax of Landlord, or any franchise taxes imposed upon any owner of the fee of the Demised Premises, or any income, profits or revenue tax, assessment or charge imposed upon the rent or other benefit received by Landlord under this Lease, by any municipality, county or state, the United States of America or any governmental body; provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and improvements thereon shall be discontinued and, as a substitute therefor, taxes, assessments, levies, impositions, or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from said real estate or the rents reserved herein or any part thereof, then such substitute taxes, assessments, levies, impositions or charges, to the extent so levied, assessed and/or imposed, shall be deemed to be included within the term "Impositions" to the extent that such substitute tax would be payable if the Demised Premises were the only property of Landlord subject to such tax.

         (g) The term "Improvements" shall mean the improvements presently erected on the Demised Land which are owned by Landlord, consisting of three (3) buildings containing approximately 219,818 square feet of rentable area with on-site parking for 710 automobiles, as well as any additions thereto or alterations thereof installed by Tenant pursuant to the terms of this Lease but excluding any personal property, furnishings, and trade fixtures owned by Tenant.

         (h) The term "Landlord's Mortgagee" shall mean the holder of any "Landlord's Mortgage" (as defined in Section 11.01 hereof).

         (i) The term "Prime Rate" shall mean the average of the annual rates of interest announced or published, at the applicable time, by the three largest (considering the capital and surplus of such banks) national banks then doing business in Livermore, Alameda County, California, as their "prime rate" regardless of whether such rate is actually the lowest rate actually charged by any such banks.

         (j) The phrases "term of this Lease," "Lease term," "term" or similar phrases shall mean the period of time set forth in
                 Section 1.03 hereof.

         (k) The term "Tenant" shall mean Triad Systems Corporation or any other corporation resulting from the merger, acquisition, consolidation, or dissolution of Triad Systems Corporation or an entity which acquires all or substantially all of the assets of Triad Systems Corporation.

         (l) The term "unavoidable delays" shall mean delays due to strikes, lock-outs, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, war, civil commotion, fire, unavoidable casualty, construction delays due to unusual weather, or other similar causes beyond the reasonable control of Tenant.

         SECTION 2.02. The captions and the Article numbers of this Lease are for convenience and reference only and in no way define, limit, or describe the scope or intent of this Lease nor in any way affect this Lease.

         SECTION 2.03. The table of contents preceding this Lease, although under the same cover, is for the purpose of convenience and reference only and is not to be deemed or construed in any way as part of this Lease, nor as supplemental thereto or amendatory thereof.

                                   ARTICLE 3

                                     RENT

         SECTION 3.01. Tenant, in consideration of the leasing of the Demised Premises to it by Landlord, hereby covenants and agrees to pay to Landlord at the times and as and in the manner herein provided and subject to the terms, provisions, and conditions herein set forth, without notice or demand and (except as referred to in Section 3.07 hereof) without any setoff or deduction whatsoever, the rental provided for in this Article 3.

         SECTION 3.02. The annual base rental (herein called "Annual Base Rental") due hereunder shall be $2,505,720.00.

         The Annual Base Rental shall be paid monthly in advance in twelve (12) equal installments, one such installment to be payable on the first day of each month during the term hereof.

         SECTION 3.03. All payments of Annual Base Rental, additional rent and other payments required to be made to Landlord shall be in funds which are legal tender at the place of payment at the time of payment and shall be made to Landlord, at the office of Landlord at 3055 Triad Drive, Livermore, Alameda County, California, or to such other person and/or at such other place as Landlord may designate from time to time in writing to Tenant; provided, however, for purposes of establishing or laying venue in any proceeding relating to this Lease, all such amounts shall be deemed payable in Livermore, Alameda County, California, where exclusive venue shall lie. In addition to other proper methods of payment, all payments of Annual Base Rental, additional rent, and other sums payable to Landlord by Tenant under this Lease may be made, and shall be deemed to have been properly made, by the mailing or delivery to Landlord of Tenant's good and sufficient check or draft in the amount of such payment, and shall be deemed timely made if received by Landlord on or before the due date thereof; provided that if such check or draft be not paid and honored upon presentation thereof, duly endorsed, for any reason whatsoever, such check or draft shall not constitute payment.

         No sale or transfer of ownership of Landlord's interest in the Demised Premises shall be binding upon Tenant until Tenant shall have received written notice from Landlord (or the successor assignor) of such sale or transfer, together with a certified copy of the recorded deed or other instrument of conveyance.

         SECTION 3.04. This Lease shall be deemed and construed to be a "net lease," and Tenant shall pay to Landlord, net throughout the term of this Lease, the Annual Base Rental, additional rent and other payments due hereunder, free of any Impositions and without abatement, deduction or set-off; and under no circumstances or conditions, whether now existing or hereafter arising, or whether or not beyond the present contemplation of the parties, shall Landlord or Tenant be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder except as herein otherwise expressly set forth.

         SECTION 3.05. All additional rent and other charges and payments provided for under this Lease shall constitute rent payable hereunder with the same effect as if the same were the Annual Base Rental reserved and provided for herein and, in the event of the non-payment by Tenant of any such additional rent or other payments when due according to the terms of this Lease, Landlord shall have the same rights and remedies in respect thereof as Landlord shall or may have in respect of the Annual Base Rental herein reserved and provided for. When used in this Lease the term "rent" means and includes Annual Base Rent, additional rent and all other sums payable under this Lease.

         SECTION 3.06. No happening, event, occurrence or situation during the term of this Lease, whether foreseen or unforeseen, and however extraordinary, shall relieve Tenant from its liability to pay the Annual Base Rental, additional rent and other charges and payments under this Lease, or shall relieve Tenant from any of its other obligations under this Lease, and Tenant waives any rights now or hereafter conferred upon it by statute, proclamation, decree or order, or otherwise, to any abatement, diminution, reduction or suspension of rent on account of any such event, happening, occurrence or situation.

                                   ARTICLE 4

                             PAYMENT OF IMPOSITIONS

         SECTION 4.01. As additional rent during the term of this Lease Tenant will pay or cause to be paid, as and when the same shall become due, all Impositions as defined in Section 2.01(c), except that:

         (a) All Impositions for the fiscal year or tax year in which this Lease begins as well as during the year in which the term of this Lease expires shall be apportioned so that Tenant shall pay its proportionate share of the Impositions which are payable in the year in which the term of this Lease begins and in the year in which the term of this Lease expires, and Landlord shall pay its proportionate part of such amounts.

         (b) Where any Imposition is permitted by law to be paid in installments, Tenant may pay such Imposition in installments as and when such installments become due or the day any fine, penalty, interest or costs may be added thereto or imposed, or the day any lien may be filed, whichever is later; provided, however, that the amount of all installments of any such Impositions which are to become due and payable after the expiration of the term of this Lease shall not be apportioned (except as provided in subsection (a) hereof) but shall be and become due and payable to Landlord or the taxing authority six
                 (6) months before the date of the expiration of the term of this Lease.

         SECTION 4.02. Tenant shall pay all such Impositions directly to the taxing authority, and shall exhibit and deliver to Landlord photostatic copies of the receipted bills or other evidence satisfactory to Landlord showing such payment promptly after such receipts shall have been received by Tenant but in all events at least thirty (30) days prior to the date of delinquency (subject to Tenant's rights to contest such Impositions as set forth in Section 4.03, below).

         SECTION 4.03. Tenant may, if Tenant shall so desire, contest the validity or amount of any Imposition, in which event, Tenant may defer the payment thereof during the pendency of such contest; provided that, no later than the date the same shall have become due, Tenant shall have deposited with Landlord's Mortgagee (referred to in this Section 4.03 as the "Imposition Trustee") an amount sufficient to pay such contested item together with the interest and penalties thereon (as reasonably estimated by Landlord or the Imposition Trustee if said amount be deposited with it), which amount shall be applied to the payment of such item when the amount thereof shall be finally fixed and determined. In lieu of such cash deposit, Tenant may deliver to Landlord, a surety company bond in form and substance reasonably satisfactory to Landlord, issued by a company reasonably acceptable to Landlord. Nothing herein contained, however, shall be so construed, as to allow such items to remain unpaid for such length of time as shall permit the Demised Premises, or any part thereof, to be sold by any governmental, city or municipal authority for the non-payment of the same; and if at any time, in the judgment of Landlord, reasonably exercised, it shall become necessary so to do, Landlord, after written notice to Tenant, may, under protest if so requested by Tenant, direct the application of the said moneys so deposited or so much thereof as may be required to prevent the sale of the Demised Premises or any part thereof, or foreclosure of the lien created thereon by such item. If the amount so deposited as aforesaid shall exceed the amount of such payment, the excess shall be paid to Tenant or, in case there shall be any deficiency, the amount of such deficiency shall be promptly paid on demand by Tenant to Landlord, or, at the election of Tenant, to the Imposition Trustee, and, if not paid, shall be payable as additional rent with interest at the Default Rate contemporaneous with the next installment or any subsequent installments of Annual Base Rental and thereafter becoming due and shall be collectible as rent.

         SECTION 4.04. The certificate, advice, bill or statement issued or given by the appropriate officials authorized or designated by law to issue or give the same or to receive payment of any Impositions, of the existence, non-payment or amount of such Imposition shall be prima facie evidence for all purposes of the existence, non-payment or amount of such Imposition.

         SECTION 4.05. Tenant may render the Demised Premises for all taxing jurisdictions and may, if Tenant shall so desire, endeavor at any time or times to obtain a lowering of the assessed valuation upon the Demised Premises for the purpose of reducing taxes thereon and, in such event, Landlord will offer no objection, and, at the request of Tenant, will cooperate with Tenant, but without expense to Landlord, in effecting such a reduction. Tenant shall be authorized to collect any tax refund payable as a result of any proceeding Tenant may institute for that purpose and any such tax refund shall be the property of Tenant to the extent to which it may be based on a payment made by Tenant, subject, however, to an apportionment between Landlord and Tenant with respect to taxes paid or contributed by Landlord in the year in which this Lease began and the year in which the term of this Lease ends, after deducting from such refund the costs and expenses, including reasonable legal fees, incurred by Tenant in connection with obtaining such refund.

         SECTION 4.06. Landlord shall not be required to join in any action or proceeding referred to in Section 4.03 or Section 4.05 hereof unless required by law or any rule or regulation in order to make such action or proceeding effective, in which event, any such action or proceeding may be taken by Tenant in the name of, but without expense to, Landlord, Tenant hereby agreeing to save Landlord harmless from all costs, expenses, claims, loss or damage by reason of, in connection with, on account of, growing out of, or resulting from, any such action or proceeding.

         SECTION 4.07. If Landlord is required by Landlord's Mortgagee to escrow sums for Imposition, then in such event, Tenant shall deposit in escrow with Landlord's Mortgagee an amount equal to one-twelfth (1/12th) of the amount of the Impositions for such prior calendar year, on the 1st day of each calendar month of the then-current calendar year. To the extent that the sums thus deposited are sufficient therefor, Landlord's Mortgagee shall pay therefrom all Impositions due for such calendar year at the time or times when the payments thereof become due. In the event that the sums thus deposited by Tenant are insufficient to pay the actual amount of Impositions for such then-current year, then in such event, Tenant shall be obligated to pay the amount of any such deficiency to the appropriate taxing authority; in the event that the amount so deposited (including income accruing thereon) exceeds the amount of Impositions for such then-current calendar year, the excess shall be refunded to Tenant.

                                   ARTICLE 5

                           ALTERATIONS AND ADDITIONS

         SECTION 5.01. Tenant shall have the right, from time to time, to make during the term of this Lease at its sole cost and expense, additions, alterations and changes (hereinafter sometimes referred to in this Section 5.01 as "alterations") in or to the Demised Premises, provided Tenant shall not then be in default in the performance of any of Tenant's covenants or agreements in this Lease, subject, however, in all cases to the following:

         (a) no structural or exterior alterations shall be commenced except upon prior written consent of Landlord;

         (b) no alterations of any kind, shall be made which would tend (i) to impair the structural soundness of the Improvements, (ii) to decrease the total cubical volume of the Improvements,
                 (iii) to give to any owner, lessee or occupant of any other property or to any other person or corporation any easement, right-of-way or any other right over Landlord's interest in the Demised Premises, or (iv) to modify the basic utility and function of the Improvements;

         (c) no alterations shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction. Landlord shall join, but without expense to Landlord, in the application for such permits or authorizations whenever such action is necessary and is requested by Tenant;

         (d) any alterations involving in the aggregate an estimated cost of more than $100,000.00 shall be conducted under the supervision of an architect or engineer selected by Tenant, and no such alterations shall be made, except in substantial accordance with detailed plans and specifications and cost estimates prepared and approved in writing by such architect or engineer;

         (e) any alterations shall be made within a reasonable time (subject to unavoidable delays) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers, and in accordance with the orders, rules and regulations of the National Board of Fire Underwriters, or any other body or bodies hereafter exercising similar functions;

         (f) if any involuntary liens for labor and materials supplied or claimed to have been supplied to the Demised Premises shall be filed, Tenant shall pay, bond or otherwise obtain the release or discharge thereof with reasonable promptness but in all events prior to foreclosure thereof;

         (g) a policy of workmen's compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Demised Premises and, to the extent that the insurance under subsection (b) of Section 7.01 hereof does not adequately protect Landlord with respect to said alterations, comprehensive general liability insurance for the mutual benefit of Landlord and Tenant in a minimum amount of $5,000,000.00, which comprehensive general liability insurance policy shall include (i) coverage for bodily injury and death, property damage and product's liability coverage; and (ii) contractual liability coverage insuring the obligations of Tenant under the terms of this Lease shall be maintained by Tenant at the Tenant's sole cost and expense at all times when any work is in progress in connection with any alterations. All such insurance policies shall be in standard form and shall be in such responsible companies as Landlord shall approve, which approval shall not be unreasonably withheld. All policies of liability insurance and certificates of workmen's compensation insurance therefor issued by the respective insurers, bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to Landlord of such payment, shall be delivered to Landlord prior to the commencement of any alterations;

         (h) if the cost of any such alterations shall be in excess of $100,000.00 as reasonably estimated by the architect, Landlord may require Tenant to furnish to Landlord a surety company bond in form reasonably satisfactory to Landlord, issued by a company reasonably acceptable to Landlord, or other security reasonably satisfactory to Landlord, in an amount at least equal to the estimated cost of such alterations, guaranteeing the completion and payment of the cost thereof free and clear of all liens, conditional bills of sale and chattel mortgages growing out of such alteration work other than Permitted Mortgages.

         In no event shall Tenant be entitled to any abatement, allowance, reduction or suspension of the Annual Base Rental, additional rent and other payment herein reserved or required to be paid by reason of such alterations nor shall Tenant, by reason thereof, be released of or from any other obligations imposed upon Tenant under this Lease.

         Whether under the provisions of this Lease or otherwise, neither Tenant nor any of Tenant's agents, employees, representatives, contractors or subcontractors shall have any power or authority to do any act or thing or to make any contract or agreement which shall result in the creation of any mechanics' lien or other lien or claim upon or against Landlord's interest in the Demised Premises, and Landlord shall have no responsibility to Tenant or to any contractor, subcontractor, supplier, materialman, workman or other person, firm or corporation who shall engage in or participate in any additions, alterations, changes or replacements thereof unless Landlord shall expressly undertake such obligation by an agreement in writing signed by Landlord and made between Landlord and Tenant, or such contractor, subcontractor, supplier, materialman, workman or other person, firm or corporation.

                                   ARTICLE 6

                         USE, MAINTENANCE, AND REPAIRS

         SECTION 6.01. Tenant is presently occupying the Demised Premises under the Existing Lease and is fully aware of the physical condition and state thereof, and Tenant accepts the same on an "AS-IS, WHERE-IS basis in the physical condition and state in which the Demised Premises now are without any representation or warranty, express or implied in fact or by law, by Landlord and without recourse to Landlord, as to the physical nature, condition or usability thereof.

         Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Demised Premises, throughout the term of this Lease, Tenant hereby assuming the full and sole responsibility for the condition, demolition, construction, operation, repair, replacement, maintenance and management of the Demised Premises, as herein stated.

         SECTION 6.02. Tenant shall use the Demised Premises solely for general office purposes as its corporate headquarters and for related purposes incidental thereto including, but not limited to, manufacturing and warehousing uses incidental thereto.

         SECTION 6.03. Tenant shall not use or occupy or permit the Demised Premises to be used or occupied, nor do or permit anything to be done in or on the Demised Premises, in whole or in part, in a manner which would in any way make void or voidable any insurance then in force with respect thereto, or which would make it impossible to obtain fire or other insurance thereon required to be furnished by tenant hereunder, or as will cause or be apt to cause structural injury to the Improvements or any part thereof, or as will constitute a public or private nuisance, and shall not use or occupy or permit the Demised premises to be used or occupied, in whole or in part, in a manner which violates any present or future, ordinary or extraordinary, foreseen or unforeseen laws, regulations, ordinances or requirements of the federal, state or municipal governments, or of any departments, subdivision, bureaus or offices thereof, or of any other governmental, public or quasi-public authorities now existing or hereafter created, having jurisdiction over the Demised Premises; provides, however, that Tenant may, in good faith (and wherever necessary, in the name of, but without expense to, Landlord) and after having secured Landlord to its reasonable satisfaction by cash or by a surety company bond in an amount, in a company and in substance reasonably satisfactory to Landlord, against loss or damage, contest the validity of any such laws, regulations, ordinances or requirements and, pending the determination of such contest, may postpone compliance therewith, except that Tenant shall not so postpone compliance therewith as to subject Landlord to any fine or penalty or to prosecution for a crime, or to cause the Demised Premises or any part thereof to be condemned or to be vacated. Tenant will indemnify and save harmless Landlord against any recovery or loss to which Landlord may be subject or which Landlord may sustain, including reasonable attorney's fees and expenses incurred by Landlord arising or alleged to arise from any breach of this covenant or by reason of any action or proceeding which may be brought against Landlord or against the Demised Premises, or any part thereof, by virtue of violation of any such laws, regulations, ordinances or requirements relating to the use and occupancy of the Demised Premises, or by virtue of any such present or future law of the United States of America, or of the State of California, or the County of Alameda, City of Livermore, or other municipal, public or quasi-public authority now existing or hereafter created, having jurisdiction in the premises.

         SECTION 6.04. Tenant shall take good care of the Demised Premises, make all repairs thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, and shall maintain and keep the Demised Premises and the sidewalks and curbs in first class order, repair and condition, reasonable wear and tear excepted. Tenant shall also keep the Common Areas of the Demised Premises free and clear from rubbish and shall not encumber or obstruct the same or allow the same to be encumbered or obstructed in any manner.

         SECTION 6.05. Tenant shall have the right at any time and from time to time to sell or dispose of any building equipment or personal property subject to this Lease which may have become obsolete or unfitted for use or which is no longer useful, necessary or profitable in the conduct of Tenant's business, provided that if such equipment or property be necessary to the operation of the Improvements, Tenant shall then or theretofore substitute for the same other building equipment or personal property not necessarily of the same character, but capable of performing the same function as that performed by the property so disposed of, and of high quality and suitable for its intended purpose.

         SECTION 6.06. Tenant shall diligently comply with ;and execute at its own expense during the term of this Lease, all present and future laws, acts, rules, requirements, orders, directions, ordinances, and/or regulations, ordinary and extraordinary, foreseen or unforeseen, concerning the condition or use of the Demised Premises or any part thereof, or the streets adjacent thereto of any federal, state, municipal or other public department, bureau, officer or authority or of the National Board of Fire Underwriters, or other body having similar functions, or of any liability, fire, or other insurance company having policies outstanding with respect to the Demised Premises, whether or not such laws, acts, rules, requirements, orders, directions, ordinances and/or regulations required the ;making of structural alterations or the use or application of portions of the Demised Premise for compliance therewith or interfere with the use and enjoyment of the Demised Premises, and shall protect, hold harmless and indemnify Landlord of and from all fines, penalties, claim or claims for damages of every kind and nature arising out of any failure to comply with any such laws, acts, rules, requirements, orders, direction, ordinances and/or regulations; provided, further, that Tenant may, in good faith (and wherever necessary, in the name of, but without expense to, Landlord), and after having secured Landlord to its reasonable satisfaction by cash or by a surety company bond in an amount, in a company and in substance satisfactory to Landlord, against loss or damage, contest the validity of any such law, act, rule, requirement, order, direction, ordinance and/or regulation and, pending the determination of such contest, may postpone compliance therewith, except that Tenant shall not so postpone compliance therewith, as to subject Landlord to any fine or penalty or to prosecution for a crime, or to cause the Demised Premises or any part thereof to be condemned or to be vacated.

         SECTION 6.07. Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, merchandise or decorations or to any person or persons at any time on the Demised Premises from steam, gas or electricity or from water, rain or snow, whether the same may leak into, issue or flow from any part of the Improvements or from pipes or plumbing work of the same, or from any other place or quarters, nor shall Landlord be in any way responsible or liable in case of any accident or injury including death to any of Tenant's employees, agents, or to any person or persons in or about the Demised Premises or the streets or sidewalks adjacent thereto; and Tenant agrees that it will not hold Landlord in any way responsible or liable therefor and will further indemnify and hold Landlord harmless from and against any and all claims, liability, penalties, damages, expenses and judgments arising from injury to persons or property of any nature and also for any matter or thing growing out of the occupation of the Demised Premises, or of the streets or sidewalks adjacent thereto.
Landlord shall not be liable for interference with light or incorporeal hereditaments by anybody, or caused by the operation by or for any governmental authority in the construction of any public or quasi-public work and Landlord shall not be liable for any latent or any other defects in the Improvements or any building or buildings now or hereafter erected upon the Demised Land. Landlord here assigns to Tenant, without warranty, on a non-exclusive basis, any and all warranties, guaranties, or other rights which Landlord may have against any contractors constructing any portion of the Improvements.

         SECTION 6.08. Landlord shall have the right to show the Demised Premises at any time during the term hereof to any prospective purchasers or mortgagees of the same, and may enter upon the Demised Premises, or any art thereof, for the purpose of ascertaining the condition of said premises or whether Tenant is observing and performing the obligations assumed by it under this Lease, all without hindrance or molestation from Tenant. Landlord shall also have the right to enter upon the Demised Premises for the purpose of making any necessary repairs thereto and performing any work thereof that may be necessary ;by reason of Tenant's failure to make any such repairs or perform any such work. The above-mentioned rights of entry shall be exercisable only at reasonable times, at reasonable hours, at reasonable intervals and on reasonable notice. Nothing contained herein, however, shall impose or imply any duty on the part of Landlord to make any such repairs or perform any such work.

         SECTION 6.09. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanics' or other lien, for any such labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Demised Premises. Whenever and as often as any such lien shall have been filed against the Demised Premises, if based upon any action or interest of Tenant, any subtenant or of any one claiming through Tenant or such subtenant, Tenant shall forthwith take such actin by bonding, deposit or payment as will remove or satisfy the lien and, in default thereof for thirty (30) days after notice to tenant, then in addition to any other of Landlord's rights and remedies, Landlord may pay the amount of such mechanics' lien, or discharge the same by bond or deposit, and the amount so paid or deposited (including the premium on any such bond) with interest thereon at the Default Rate from the date of such payment or deposit shall be deemed additional rent reserved under this Lease and, at the option of Landlord, shall be payable contemporaneously with the next installment of rent or with any subsequent installment of rent thereafter becoming due.

         SECTION 6.10. Upon the expiration of the term of this Lease or on the sooner termination thereof, Tenant shall peaceably and quietly leave, surrender and yield up unto Landlord all and singular the Demised Premises broom-clean and free of occupants and shall repair all damage to the Demised Premises caused by or resulting from the removal of any removable property of Tenant. Any removable property of Tenant which shall remain on the Demised Premises after the expiration of the term of this Lease or sooner termination thereof and the removal of Tenant from the Demised Premises may, at the option of Landlord, be deemed to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit. If such personal property or any part thereof shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of rent or additional rent payable hereunder and any damages to which Landlord may be entitled under Article 12 hereof or pursuant to law.

         SECTION 6.11. If Tenant holds over and refuses to surrender possession of the Demised Premises after the termination of this Lease by lapse of time or otherwise, Landlord shall have the option to treat such holding over as a tenancy at sufferance. During such tenancy the Annual Base Rental shall be one hundred fifty percent (150%) of the amount in effect immediately prior to the termination of this Lease, plus a prorated part of the Impositions.

         SECTION 6.12. Tenant will indemnify, protect and save harmless Landlord from and against each and every claim, demand, fine, penalty, cause of action, liability, damage, judgment or loss, of whatsoever kind or nature, to which Landlord may be subject or which Landlord may sustain, including without limitation, reasonable attorneys' fees, reasonable costs and other reasonable expenses incurred by Landlord in defending against the same, resulting or alleged to result from any violation by Tenant or any failure of Tenant in the performance of any of the covenants or agreements contained in this Article 6 or in any other Article of this Lease.

                                   ARTICLE 7

                                   INSURANCE

         SECTION 7.01. During the term of this Lease, Tenant will, at its sole cost and expense, keep and maintain policies of --

         (a) insurance on the Improvements or any replacements or substitutions therefor against loss or damage by fire and against loss or damage by other risks now insured against by "ALL RISKS" provisions of policies generally in force on Improvements of like type in Livermore, California, in amounts sufficient to provide coverage for the full insurable value of the Improvements or any replacements or substitutions therefor, the policy for which insurance shall have a replacement cost endorsement or similar provision. The term "full insurable value" shall mean actual replacement value (exclusive of cost of excavation, foundations and footings). Such "full insurable value" shall be determined from time to time (but not more frequently than once in any twelve calendar months) at the request of Landlord, by one of the insurers or, at the option of Tenant, by an appraiser, engineer, architect or contractor approved in writing by Landlord (which approval shall not be unreasonably withheld) and paid by Tenant. No omission on the part of Landlord to request any such determination shall relieve Tenant of any of its obligations under this Article;

         (b) comprehensive general public liability insurance protecting and indemnifying Tenant and Landlord against any and all claims for damages to person or property or for loss of life or of property occurring upon, in, or about the Demised Premises and the adjoining streets, in a minimum amount of $5,000,000.00;

         (c) war risk insurance upon the Improvements as and when such insurance is obtainable from the United States Government or any agency or instrumentality thereof, and a state of war or national or public emergency exists or threatens, in the maximum amount obtainable up to the full insurable value thereof;

         (d) boiler and pressure apparatus liability insurance to the limit of not less than $100,000 in respect of any one accident, provided, however, that if the Improvements shall be without a boiler plant, no such boiler insurance will be required; and

         (e) such other insurance on the Improvements or any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the Improvements, its construction, location, use and occupancy, or any replacements or substitutions therefor.

         SECTION 7.02.  All insurance provided for in subsections (a), (b),
(d), and (e) of Section 7.01 hereof shall be effected under policies, issued by companies which are rated at least XII-A by Bests Rating Guide or other national rating organizations.

Any policies of insurance of the character described in subsections (a), (c) and (e) of Section 7.01 hereof shall expressly provide that any losses thereunder shall be adjusted with and approved by Landlord, Tenant and Landlord's Mortgagee. All such insurance shall be carried in the name of Landlord, Tenant and Landlord's Mortgagee and loss thereunder shall be paid to Landlord's Mortgagee and held pursuant to the terms of its mortgage.

         SECTION 7.03.  At the times required under the provisions of Section
7.01 and not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Article 7, originals or certified copies of the policies bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payment shall be delivered by Tenant to Landlord, except that whenever there shall be a Landlord's Mortgage, the originals of such policies of insurance may be deposited with Landlord's Mortgagee until Landlord's Mortgage shall be paid, in which event duplicate originals or certified copies of such policies shall meanwhile be delivered to Landlord. If Tenant defaults in obtaining any insurance as required in this Article 7, Landlord may at its option, but without any obligation so to do, obtain such insurance and pay the premiums therefor, and Tenant shall reimburse Landlord for any premiums so paid, together with interest thereon at the Default Rate, and any premiums so paid by Landlord shall be considered as additional rent due and owing by Tenant to Landlord. In the event of the termination of this Lease, Landlord shall succeed to all of the rights of tenant in and to any insurance policies then in force and effect, including all unearned premiums.

         SECTION 7.04. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 7 to be furnished by, or which may reasonably be required to be furnished by Tenant, unless Landlord is included therein as an insured, with loss payable as in this Lease provided. Tenant shall immediately notify Landlord of the taking out of any such separate insurance and shall deliver the policy or policies or certified copies as provided in Section 7.03 hereof.

         SECTION 7.05. Each policy delivered hereunder shall contain an agreement by the insurer that such policy shall no be cancelled without at least thirty (30) days' prior written notice to Landlord and any Landlord's Mortgagee.

         SECTION 7.06. At the expiration of the term of this Lease, all policies shall be transferred to Landlord free of all right, title and interest of Tenant except as to Tenant's interest with respect to any prior casualty loss and those claiming under Tenant, and Landlord shall pay to Tenant an amount equal to the unearned premiums apportioned as of such expiration date.

         SECTION 7.07. Notwithstanding any provision to the contrary contained herein, during the term of the "Loan," provided that Tenant complies with all the requirements o the "Beneficiary" under the "Deed of Trust" )as all such quoted terms are defined in Section 25.12, below), with respect to insurance, Tenant shall be deemed to be in compliance with the terms hereof.

                                   ARTICLE 8

                             DAMAGE OR DESTRUCTION

         SECTION 8.01. If, at any time during the term of this Lease, the Demised Premises or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance coverage was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant, at its sole cost and expense, and whether or not the insurance proceeds, if any, shall be sufficient for the purpose, shall commence and thereafter proceed with reasonable diligence (subject to a reasonable time allowance for the purpose of adjusting the insurance loss and for unavoidable delay) to repair, alter, restore, replace or rebuild the same as nearly as possible to its value immediately prior to such damage or destruction, subject to such changes or alterations as Tenant may elect to make in conformity with the provisions of Section 5.01 hereof. Such repair, alteration, restoration, replacement or rebuilding, including such changes and alterations as aforementioned and including temporary repairs for the protection of other property pending the completion of any thereof, are sometimes referred to in this Article 8 as the "Work."

         SECTION 8.02. Except as otherwise provided in this Article 8, the conditions under which any Work is to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of
Section 5.01 hereof.

         SECTION 8.03. Subject to the terms of Landlord's Mortgage, all insurance proceeds paid to Landlord's Mortgagee (referred to in this Article 8 as the "Insurance Trustee") on account of such damage or destruction under the policies of insurance provided for in Article 7 hereof, (sometimes referred to in this Article 8 as the "Insurance Proceeds"), shall be applied by the Insurance Trustee to the payment of the cost of the Work to the extent such Insurance Proceeds shall be sufficient for that purpose, and shall be paid out to or for the account of Tenant from time to time as such Work progresses. The Insurance Trustee shall make such payments or disbursements upon the written request by Tenant when accompanied by the following:

         (a) a certificate, dated not more than fifteen (15) days prior to such request, signed by Tenant or its duly authorized representative and by a qualified architect of recognized standing in charge of the Work who shall be selected by Tenant setting forth that --

                 (i) the sum then requested either has been paid by Tenant or is justly due to contractors, subcontractors, materialmen, architects or other persons who have rendered services or furnished materials in connection with the Work, giving a brief description of the services and materials and the several amounts so paid or due and stating that no part thereof has been made the basis of any previous or then pending request or has been paid out of any proceeds of insurance received by Tenant, and that the sum requested does not exceed the cost of the services and materials described in the certificate,

                 (ii) except for the amount stated in such certificate to be due as aforesaid, there is no outstanding indebtedness known to the persons signing such certificate after due inquiry which might become the basis of a vendor's, mechanic's or materialmens' or similar lien upon such Work, the Demised Premises or Tenant's leasehold interest, or any part thereof, and

                 (iii) the cost, as estimated by the persons signing such certificate, of the Work required to be done subsequent to the date of such certificate in order to complete the same, does not exceed the amount of Insurance Proceeds remaining in the hands of the Insurance Trustee after the payment of the sum so requested; and

         (b) a certificate, dated not more than fifteen (15) days prior to such request, of a title or abstract company satisfactory to Landlord then doing business in the City of Livermore, covering the period from the date of this Lease (or the date of the last such certificate furnished pursuant to any of the applicable provisions of this Lease) to the date of such certificate, setting forth all liens and encumbrances, if any, of record and reflecting that there are no involuntary liens or encumbrances of record of any kind on the Demised Premises except those permitted by the terms of this Lease and except such as will be discharged by payment of the amount then requested.

         Subject to the terms of Landlord's Mortgage, upon compliance with the foregoing provisions of this Section 8.03, the Insurance Trustee shall, out of the Insurance Proceeds, pay or cause to be paid to Tenant or to the persons named in the certificate the respective amounts stated therein to have been paid by Tenant or to be due to them, as the case may be.

         Upon receipt by the Insurance Trustee of evidence satisfactory to it of the character required by subsections (a) and (b) of this Section 8.03 that the Work has been completed and paid for in full and there are no liens of the character referred to therein, and if Tenant is not then in default, the Insurance Trustee shall pay any remaining balance of the Insurance Proceeds to Landlord's Mortgagee, if there by any, and if not, to Tenant.

         If the Insurance Proceeds received by the Insurance Trustee shall be insufficient to pay the entire cost of the Work as reasonably estimated by Landlord, Tenant shall supply the amount of any such deficiency and shall first apply the same to the payment of the cost of the Work before calling upon the Insurance Trustee for the disbursement of the Insurance Proceeds held by the Insurance Trustee.

         Under no circumstance shall Landlord be obligated to make any payment, disbursement or contribution towards the cost of the Work.

         SECTION 8.04. In no event shall Tenant be entitled to any abatement, allowance, reduction or suspension of rent because part or all of the Demised Premises shall be untenantable owing to the partial or total destruction thereof; and notwithstanding anything herein to the contrary, no such damage or destruction shall affect in any way the obligation of Tenant to pay the Annual Base Rental, additional rent and other payments herein reserved or required to be paid, nor release Tenant of or from any obligation imposed upon Tenant under this Lease.

                                   ARTICLE 9

                                  CONDEMNATION

         SECTION 9.01. If, at any time during the term of this Lease, title to the whole or substantially all of the Demised Premises shall be taken in condemnation proceedings or by any right of eminent domain, this Lease shall terminate and expire on the date of such taking and the Annual Base Rental and additional rent reserved shall be apportioned and paid to the date of such taking. For purposes of this Article 9, "substantially all of the Demised Premises" shall be deemed to have been taken if the untaken portion cannot be practically and economically used or converted for use by Tenant for the purposes for which the Demised Premises are being used immediately prior to such taking.

         In the event of any such taking and the termination of this Lease:

         (a)     Landlord shall be entitled to receive

                 (i) the entirety of such portion of said award or awards as shall represent compensation for the value of the Demised Land, or the part thereof so taken, considered as vacant and unimproved and such portion of such award or awards with the interest, if any, paid by the condemning authority as shall represent consequential damages, if any, to the portion of the Demised Land not so taken, considered as vacant and unimproved; plus

                 (ii) such portion of said award or awards, with interest, if any paid by the condemning authority as shall represent compensation for the value which the Improvements would have had at the expiration of the term of this Lease, but for such taking;

         (b) Tenant shall be entitled to receive the balance of said award or awards, with interest, if any paid by the condemning authority as shall represent compensation for the value of the Improvements or portion thereof taken.

         Tenant hereby assigns to Landlord all rights which Tenant may have by virtue of this Lease or otherwise in and to any portion of said award or awards described in item (a), above and grants to Landlord the exclusive right to negotiate with the condemning authority with respect to such award or awards or portions thereof.

         SECTION 9.02. In the event of any such taking of less than the whole or substantially all of the Demised Premises, the term of this Lease shall not be reduced or affected in any way, and

         (a) Landlord shall be entitled to receive and retain as its own property such portion of the award or awards with the interest thereon, if any, paid by the condemning authority as shall represent compensation for the value of the Demised Land, or the part thereof, so taken considered as vacant and unimproved, plus consequential damages to the portion or portions of the Demised Land not so taken, considered as vacant and unimproved.

         (b) if the balance of said award or awards (including compensation for the Improvements or portion thereof taken, and damages if any to the Improvements not so taken) (herein sometimes referred to as "Condemnation Proceeds") shall be paid to Landlord's Mortgagee (who in this Article 9 is referred to as the "Condemnation Trustee") and held pursuant to the terms of Landlord's Mortgage and this Article 9;

         (c) Tenant, at its sole cost and expense and whether or not the Condemnation Proceeds payable under subsection (b) of this
                 Section 9.02 shall be sufficient for the purpose, shall commence and thereafter proceed with reasonable diligence to repair, alter and restore the remaining part of the Demised Premises so as to constitute a complete, rentable project, subject to such changes or alterations as Tenant may elect to make in conformity with the provisions of Section 5.01 hereof. Such repairs, alterations or restoration, including such changes and alterations as above mentioned and including temporary repairs, for the protection of other property pending the completion of any thereof, are sometimes referred to in this Section 9.02 as the "Work";

         (d) the conditions under which the Work is to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of Section 5.01 hereof; and

         (e) subject to the terms of Landlord's Mortgage, the Condemnation Trustee shall hold, apply, make available and pay over to Tenant the Condemnation Proceeds in the same manner as is provided to be done by the Insurance Trustee with respect to insurance proceeds under the provisions of Section 7.02 hereof, provided that the references in Section 7.02 to the provisions of Sections 8.01, 8.02 and 8.03 shall be deemed to be references to the provisions of subsections (c), (d) and
                 (e) respectively of this Section 9.02;

         SECTION 9.03. If the whole or any part of the Demised Premises or of Tenant's interest in this Lease shall be taken in condemnation proceedings or by any right of eminent domain for a temporary use or occupancy, the term of this Lease shall not be reduced or affected in any way and Tenant shall continue to pay in full the Annual Base Rental, additional rent and other payments herein reserved, without reduction or abatement in the manner and at the times herein specified and, except only to the extent that Tenant is prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall continue to perform and observe all of the other covenants, agreements, terms and provisions of this Lease as though such taking had not occurred.

         SECTION 9.04. Landlord and Tenant each covenant and agree to seek separate awards in all such condemnation proceedings and to use their respective best efforts to see that such separate awards are made at all stages of all such proceedings.

         SECTION 9.05. Tenant, Landlord and Landlord's Mortgagee shall each have the right, at its own expense, to appear in any condemnation proceeding and to participate in any and all hearings, trials and appeals therein.

         SECTION 9.06. In the event Landlord or Tenant shall receive notice of any proposed or pending condemnation proceeding affecting the Demised Premises, the party receiving such notice shall promptly notify the other party and Landlord's Mortgagee.

                                   ARTICLE 10

                            ASSIGNMENT AND SUBLEASE

         SECTION 10.01. Tenant shall not assign, transfer, pledge, mortgage or sublease the Demised Premises or any portion thereof or any interest therein without the prior written consent of Landlord which shall not be unreasonably withheld.

         SECTION 10.02. If this Lease be assigned with Landlord's consent, Landlord may and is hereby empowered to collect Annual Base Rental and other sums payable hereunder to accrue thereafter from the assignee. In such event, Landlord may apply the net amount received by it to the Annual Base Rental, additional rent and other payments herein reserved or provided for.

         SECTION 10.03. The making of any assignment, mortgage, pledge, encumbrance or subletting, in whole or in part, shall not operate to relieve Tenant from Tenant's obligations under this Lease and, notwithstanding any such assignment, mortgage, pledge, encumbrance or subletting, Tenant shall remain liable for the payment of all Annual Base Rental, additional rent and other charges and for the due performance of all the covenants, agreements, terms and provisions of this Lease to the full end of the term of this Lease, whether or not there shall have been any prior termination of this Lease by summary proceedings or otherwise.

         SECTION 10.04. Any consent by Landlord herein contained or hereafter given to any act or acts for which Landlord's consent is by the terms hereof required, shall be held to apply only to the specific transaction hereby or thereby approved.

                                   ARTICLE 11

                              MORTGAGE OF THE FEE

         SECTION 11.01. Any first lien mortgage or deed of trust (a "Landlord's Mortgage") hereafter covering Landlord's interest in the Demised Premises including, without limitation, any such deed of trust in favor of The Variable Annuity Life Insurance Company, shall be subject to the Tenant's interest under this Lease; provided, however, upon request of any such Landlord's Mortgagee, Tenant shall subordinate its interest hereunder to any such Landlord's Mortgage so long as such Landlord's mortgagee agrees not to disturb Tenant's possession provided Tenant is not in default hereunder.

                                   ARTICLE 12

                               DEFAULT PROVISIONS

         SECTION 12.01. This Lease and the term and estate hereby granted are subject to the limitation that

         (a) whenever Tenant shall default in the payment of any installment of Annual Base Rental, additional rent or any other sum payable by Tenant to Landlord on any date upon which the same ought to be paid, and if such default shall continue for ten (10) days after Landlord shall have given to Tenant a written notice specifying such default; or

         (b) whenever Tenant shall do, or permit to be done, whether by action or inaction, anything contrary to any covenant or agreement on the part of Tenant herein contained or shall fail in keeping or performance of any of the covenants, agreements, terms or provisions contained in this Lease which on the part or behalf of tenant are to be kept or performed (other than those referred to in the foregoing subsection (a) of this
                 Section 12.01) and Tenant shall fail to commence (subject to unavoidable delay) to take steps to remedy the same within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, or having so commenced shall thereafter fail to proceed diligently to remedy the same, but, in all events, within ninety (90) days after such notice; or

         (c) whenever a decree or order for relief shall be entered by a court having jurisdiction over Tenant in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) shall be appointed for any substantial part of Tenant's property, or the winding-up or liquidation of Tenant's affairs shall be ordered, and such situation under this subsection (c) shall continue and shall not be remedied by Tenant within one hundred twenty (120) days after the happening of any such event; or

         (d) whenever Tenant shall commence a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or Tenant shall consent t the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any substantial part of the property of Tenant, or to the taking possession of any such property by any such functionary or the making of any assignment for the benefit of creditors by Tenant, or Tenant shall fail generally to pay its debts as such debts become due, or any corporate Tenant shall take corporate action in furtherance of any of the foregoing;

(any of the aforesaid occurrence being herein referred to as an "Event of Default") then at any time thereafter Landlord may at its option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following:

         (a) Landlord shall be entitled to keep this Lease in full force and effect and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent and other sums as they become due, plus interest at the highest rate then allowed by law, from the due date of each installment of rent or other sum until paid; or

         (b) Landlord may terminate Tenant's right to possession by giving Tenant written notice of termination, whereupon this Lease and all of Tenant's rights in the Premises shall terminate. Any termination under this paragraph shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or rent accrued.

         Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Demised Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

         SECTION 12.02. Upon any such termination of this Lease or Tenant's right to possession of the Demised Premises or upon expiration of this Lease, Tenant shall peaceably quit and surrender the Demised Premises to Landlord, and Landlord may without further notice enter upon, re- enter, possess and repossess itself thereof, by force summary proceedings, ejectment or otherwise, and may dispossess and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

         SECTION 12.03. In the event Landlord exercises the remedies grant pursuant to Section 12.01(b), Landlord may recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including, but not limited to: (i) the cost of recovering possession of the Premises; (ii) expenses of reletting, including necessary renovation and alteration of the Premises; (iii) reasonable attorneys' fees, any real estate commissions actually paid and that portion of any leasing commission paid by Landlord applicable to the unexpired term of this Lease; (iv) the worth at the time of award of the unpaid rent which had been earned at the time of termination; and (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

         The "worth at the time of award" of the amounts referred to in subparagraph (iv) of this Section 12.03 shall be computed by allowing interest at the maximum rate then permitted by law. The term "rent" as used in this paragraph shall include all sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease. Actions to collect amounts due by Tenant provided for in this paragraph of Section 12.03 may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord's waiting until expiration of such period; and in no event shall Tenant be entitled to any excess of rent (or rent plus other sums) obtained by reletting over and above the rent herein reserved.

         Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article 12, or under any provisions of law or had Landlord not re-entered the premises.

         Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above.

         SECTION 12.04. To the extent permitted by law, Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

         SECTION 12.05. The words "enter", "entry", "re-enter" or "reentry" are not restricted to their technical legal meanings.

         SECTION 12.06. In case of any default arising hereunder or holding over or possession by Tenant after the expiration or termination of this Lease, Tenant shall pay Landlord for all actual reasonable expenses incurred by Landlord by reason thereof, including but not limited to reasonable attorneys' fees.

         SECTION 12.07. In the event of termination of this Lease or of Tenant's right to possession of the Demised Premises or repossession of the Demised Premises for an event of default, Landlord shall not have any obligation to re-let or attempt to re-let the demised Premises, or any portion thereof, or to collect rental after re-letting (if any); but Landlord shall have the option to re-let or attempt to re-let and in the event of re-letting Landlord may re-let the whole or any portion of the Demised Premises for any period, to any tenant, and for any use and purpose.

         SECTION 12.08. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have a reasonable period, but in no event less than thirty (30) days, in which to commence to cure any such default. Unless and until Landlord fails so to commence to cure any default after such notice or having so commenced thereafter fails to exercise reasonable diligence to complete such curing, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Demised Premises and not thereafter.

                                   ARTICLE 13

           LANDLORD'S RIGHT TO PERFORM; CUMULATIVE REMEDIES; WAIVERS

         SECTION 13.01. If Tenant shall fail to pay any Imposition or make any other payment required to be made under this Lease or shall default in the performance of any other covenant, agreement, term, provision or condition herein contained, or shall default in the performance of any covenant, agreement, term, provision or condition contained in any sublease of the Demised Premises and shall not cure such default within the time permitted in any such sublease, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account and at the expense of Tenant (and enter the Demised Premises for such purposes) immediately and without notice in the case of emergency, or, in any other case, if Tenant shall fail to make such payment or remedy such default with all reasonable dispatch after Landlord shall have notified Tenant in writing of such default. Bills for any reasonable expense incurred by Landlord in connection therewith, and bills for all reasonable costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collection or endeavoring to collect the Annual Base Rental or additional rent or any part thereof, or enforcing or endeavoring to enforce any right against Tenant, under or in connection with this Lease, or pursuant to law, including (without being limited to) any such reasonable attorney's fees and cost, expense and disbursements involved in instituting and prosecuting summary proceedings, as well as reasonable bills for any property, material, labor or services provided, furnished or rendered, or caused to be furnished or rendered, by Landlord to Tenant, with respect to the Demised Premises and other equipment and construction work done for the account of Tenant (together with interest at the Default Rate from the respective dates of Landlord's making of each such payment or incurring of each such cost or expense), may be sent by Landlord to Tenant monthly, or immediately, at Landlord's option, and shall be due and payable in accordance with the term of said bills and if not paid when due the amount thereof shall immediately become due and payable as additional rent under this lease.

         SECTION 13.02. Landlord may restrain any breach or threatened breach of any covenant, agreement, term, provision or condition herein contained, but the mention herein of any particular remedy shall not, in any case other than those particularly provided for above, preclude Landlord from any other remedy it might have, either in law or in equity. The failure of Landlord to insist upon the strict performance of any one of the covenants, agreements, terms, provisions or conditions of this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, right, remedy or election, but the same shall continue and remain in full force and effect. Any right or remedy of Landlord in this Lease specified or any other right or remedy that Landlord may have at law, in equity or otherwise upon breach of any covenant, agreement, term, provision or condition in this Lease contained upon the part of Tenant to be performed, shall be distinct, separate and cumulative rights or remedies and no one of them whether exercised by Landlord or not, shall be deemed to be in exclusion of any other. No covenant, agreement, term, provision or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing, signed by Landlord or Landlord's agent duly authorized in writing. Consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligations wherever required under this Lease to obtain the consent of Landlord to any other act or matter. Receipt or acceptance of Annual Base Rent or additional rent by Landlord shall not be deemed to be a waiver of any default under the covenants, agreements, terms, provisions and conditions of this Lease, or of any right which Landlord may be entitled to exercise under this Lease. In the event that Tenant is in arrears in the payment of Annual Base Rent or additional rent, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited. This Lease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                                   ARTICLE 14

                             INTENTIONALLY OMITTED



                                   ARTICLE 15

                             INTENTIONALLY OMITTED



                                   ARTICLE 16

                             INTENTIONALLY OMITTED



                                   ARTICLE 17

                         IMPAIRMENT OF LANDLORD'S TITLE

         SECTION 17.01. Nothing in this Lease shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Demised Premises other than to the extent of the leasehold created hereunder or to be created under any new lease which Landlord is obligated to execute hereunder.

                                   ARTICLE 18

                              TENANT'S BANKRUPTCY

         SECTION 18.01. Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the Federal Bankruptcy Laws, as now enacted or hereinafter amended, then "adequate protection" of Landlord's interest in the Demised Premises pursuant to the provisions of Sections 361 and 363 (or their successor sections) of the Bankruptcy Code 11 U.S.C. Paragraph 101, et seq. (such Bankruptcy Code as amended from time to time being herein referred to as the "Bankruptcy Code") prior to assumption and/or assignment of the Lease by Tenant shall included, but not be limited to the continued payment by Tenant of all Annual Base Rental, additional rent and all other sums due and owing under this Lease and the performance of all other covenants and obligations under this Lease by Tenant.

         SECTION 18.02. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability.

         SECTION 18.03. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "rent" shall constitute "rent" for the purposes of Section 502(b)(7) of the Bankruptcy Code.

         SECTION 18.04. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the Estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

         SECTION 18.05. If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the tenant, then notice of such proposed offer/assignment, setting forth (i) the name and address of such person or entity, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such person's or entity's future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall made application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at an prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such persons or entity, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

                                   ARTICLE 19

                              ESTOPPEL CERTIFICATE

         SECTION 19.01. Landlord and Tenant shall execute and deliver to each other, at such time or times as either Landlord or Tenant may request, a certificate evidencing:

         (a)     whether or not the Lease is in full force and effect;

         (b) whether or not the Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments, if any;

         (c) whether or not there are any existing defaults hereunder to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any; and

         (d) such other matters as may be reasonably requested by the other party.

                                   ARTICLE 20

                             INTENTIONALLY OMITTED

                                   ARTICLE 21

                      INVALIDITY OF PARTICULAR PROVISIONS

         SECTION 21.01. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE 22

                                     NOTICE

         SECTION 22.01. Any notice, communication, request, reply or advice, or duplicate thereof (in this Section 22.01 severally and collectively, for convenience, called "Notice"), in this Lease provided or permitted to be given, made or accepted by either party to any other party must be in writing, and may, unless otherwise in this instrument expressly provided, be given or be served by depositing the same in the United States mail, adequate postage prepaid and registered or certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to such party, or, if the party or parties to be notified be incorporated, to an officer of such party, or by prepaid telegram, when appropriate, addressed to the party, or by prepaid telegram, when appropriate, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be effective, unless otherwise stated in this Lease, from and after the expiration of three (3) days after it is so deposited. Notice given in any other manner shall be effective only if and when received by the party to be notified. For purposes of Notice the addresses of the parties shall, until changed as hereinafter provided, be as follows:



               If to Landlord, to:      3055 Triad Dr. Corp.
                                        3055 Triad Drive
                                        Livermore, California  94550

               If to Tenant, to:        Triad Systems Corporation
                                        3055 Triad Drive
                                        Livermore, California  94550

               With a copy to:          Ware & Freidenrich
                                        400 Hamilton Avenue
                                        Palo Alto, California  94301-1809
                                        Attention:  Jeff Trant

However, the parties hereto and their respective heirs, successors, legal representatives and assigns shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its/their address any other address within the continental United States of America by at least fifteen (15) days' written Notice to the other party; provided, however, if at any one time more than one person or party owns an interest in the Demised Premises, nevertheless such persons or parties may not designate more than two places or addresses to receive Notice pursuant to the terms hereof. Each party shall have the right to change such party's address for purposes of Notice, by giving written Notice to the other party in the manner herein set forth.

                                   ARTICLE 23

                                   NON-WAIVER

         SECTION 23.01. No variations, modifications or changes herein or hereof shall b binding upon any party hereto unless executed by it or by a duly authorized officer or a duly authorized agent of the particular party. No waiver or waivers of any breach or default or any breaches or defaults by either party of any term, condition or liability of or performance by the other party of any duty or obligation hereunder, including without limitation the acceptance by Landlord or payment by Tenant of any rentals at any time or in any manner other than as herein provided, shall be deemed a waiver thereof or of any waiver thereof in the future, nor shall any such waiver or waivers be deemed or construed to be a waiver or waivers of subsequent breaches or defaults of any kind, character or description under any circumstances.

         SECTION 23.01. The acceptance by Landlord of any performance, Annual Base Rental, additional rent or other sum or sums of money or other charges herein reserved to be paid or provided to be done by Tenant from any person, firm or corporation other than Tenant shall not discharge Tenant or any others liable with Tenant except to the extent of the performance and payment so accepted by Landlord from liability to pay the Annual Base Rental herein reserved, additional rent or other sum or sums of money and other charges herein provided to be paid by Tenant or from liability to perform any of the terms, covenants, conditions and agreements herein set forth.

                                   ARTICLE 24

      WARRANTY OF PEACEFUL POSSESSION; LIMITATION OF LANDLORD'S LIABILITY

         SECTION 24.01. Landlord covenants and warrants that Tenant on paying the rents herein provided and performing all of its covenants and agreements herein contained, shall and may peaceably and quietly have, hold, occupy, use and enjoy, and shall have the full, exclusive and unrestricted use and enjoyment of, all of the Demised Premises during the entire term hereof, for any and all lawful purposes subject to the other terms and provisions hereof; and provided Tenant has fully performed all of its obligations hereunder, Landlord agrees to warrant and forever defend the title to the Demised Land against the claims of any and all persons whomsoever lawfully claiming or to claim the same or any part thereof, subject only to the provisions of this Lease.

         SECTION 24.02. It is expressly understood and agreed that the term "Landlord" as used in this Lease, means only the owner for the time being of the Demised Premises, and in the event of the sale, assignment or transfer by such owner of its interest in said premises, such owner shall thereupon be released and discharged from all covenants and obligations of Landlord thereafter accruing; but such covenants and obligations shall run with the land and be binding upon each new owner or successor for the time being of the Demised Premises. No such change in ownership shall be binding on Tenant until notice thereof shall be given to Tenant, accompanied by a counterpart original or certified copy of the instrument of conveyance which shall have effected such change. Under no circumstances whatsoever shall Landlord ever be liable hereunder for consequential damages or special damages; and all liability of Landlord for damages for breach of any covenant, duty or obligation of Landlord hereunder may be satisfied only out of the interest of Landlord in the Demised Premises existing at the time any such liability is adjudicated in a proceedings as to which the judgment adjudicating such liability is non-appealable and not subject to further review.

                                   ARTICLE 25

                                 MISCELLANEOUS

         SECTION 25.01. This Lease Agreement has been negotiated in and shall be construed and enforced in accordance with the laws of the State of California.

         SECTION 25.02. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender and the singular shall include the plural whenever and as often as may be appropriate. The words "hereof," "herein," "hereunder," "hereinafter" and the like refer to this entire instrument, not just to the specific Article, section or paragraph in which such words appear.

         SECTION 25.03. This Lease shall constitute a real right and covenant running with the Demised Premises, and this lease and all of its terms and provisions shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns (subject to the limitations on assignment by Tenant hereunder), and whenever in this Lease a reference to either of the parties hereto is made, such reference to either of the parties hereto is made, such reference shall be deemed to include, wherever applicable, a reference to the heirs, legal representatives, successors and assigns of said party.

         SECTION 25.04.  Intentionally Omitted.

         SECTION 25.05. Tenant shall keep accurate books of account showing all costs and expenses incurred and charges made and all credits and returns made and received in connection with the management of the Demised Premises. Upon written requests from Landlord, Tenant shall furnish to Landlord copies of significant contracts and agreements relating to maintenance, operation and upkeep of the Improvements.

         SECTION 25.06.  This Intentionally Omitted.

         SECTION 25.07. In any circumstances where Landlord is permitted to enter upon the Demised Premises during the term of this Lease, whether for the purpose of curing any default of Tenant, repairing damage resulting from fire or other casualty or an eminent domain taking or is otherwise permitted hereunder or by law to go upon the Demised Premises, no such entry shall constitute an eviction or disturbance of Tenant's use and possession of the Demised Premises or a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages of loss of business or otherwise or entitle Tenant to be relieved from any of its obligations hereunder or grant Tenant any right of set-off or recoupment or other remedy; and in connection with any such entry incident to performance of repairs, replacements, maintenance or construction, all of the aforesaid provisions shall be applicable notwithstanding that Landlord may elect to take building materials upon the Demised Premises that may be required or utilized in connection with such entry by Landlord.

         SECTION 25.08. Landlord and Tenant stipulate and agree that in the event of any breach or threatened breach of any covenant, duty or obligation of Tenant contained in this Lease, damages would be inadequate and speculative, and, therefore, Landlord shall be entitled, at Landlord's option, to the appointment of a receiver, a temporary restraining order and/or a temporary injunction, without the necessity of proving the inadequacy of any legal remedy or irreparable harm. Tenant hereby waives any and all defenses to the application for a receive, temporary restraining order and/or temporary injunction, and hereby consents to such action in the event of any breach or threatened breach by Tenant. The foregoing provisions of this Section 25.08 are express conditions which this Lease is entered into by Landlord. The remedies of Landlord hereunder shall be deemed cumulative and no remedy of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other. Except as may be otherwise herein expressly provided, in all circumstances under this Lease where prior consent or permission of one party ("first party") is required before the other party ("second party") is authorized to take any particular type of acting, the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of the first party; and it shall not constitute any nature of breach by the first party hereunder or any defense to the performance of any covenant, duty or obligation of the second party hereunder that the first party delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based on good cause.

         SECTION 25.09. In all instances where Tenant is required hereunder to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence.

         SECTION 25.10. The obligation of Tenant to pay all rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, or deduct from or off-set against any rent and other sums provided hereunder to be paid Landlord by Tenant. Tenant waives and relinquishes any right to assert, either as a claim or as a defense, that Landlord is bound to perform or is liable for the nonperformance of any implied covenant or implied duty of Landlord not expressly herein set forth.

         SECTION 25.11. All monetary obligations of Landlord and Tenant (including, without limitation), any monetary obligation of Landlord or Tenant for damages for any breach of the respective covenants, duties or obligations of Landlord or Tenant hereunder) are performable exclusively in Livermore, Alameda County, California.

         SECTION 25.12. Reference is here made to that certain loan commitment dated June 10, 1988, as amended by letters dated June 23, and July 8, 1988, issued by American General Investment Corporation to Triad Systems Corporation (the "Commitment"). As part of the consideration for funding the loan contemplated under the Commitment (the "Loan"), Triad Systems Corporation has assigned the Commitment to 3055 Triad Dr. Corp., and it is contemplated that 3055 Triad Dr. Corp., as maker, shall execute and deliver to The Variable Annuity Life Insurance Company ("Beneficiary"), is payee, a promissory note in the amount of $15,500,000.00, which promissory note shall be secured, inter alia, by a First Deed of Trust and Assignment of Rents, Security Agreement and Fixture Filing covering, inter alia, the Land (the "Deed of Trust"). Landlord and Tenant hereby agree that this Lease may be terminated by Tenant upon the occurrence of any of the following circumstances:

         (1) Prior to foreclosure of the Deed of Trust, by payment in full of all sums payable under the Note and the Deed of Trust (subject to and in accordance with the terms thereof, including, without limitation, any provisions thereof limiting prepayment rights); or

         (2) Following foreclosure of the Deed of Trust, by payment of all sums payable under the Note and Deed of Trust (subject to and in accordance with the terms thereof, including, without limitation, any provisions thereof limiting prepayment rights) as if such foreclosure had not occurred, together with all costs and expenses incurred by the holder of the Note in connection with any such foreclosure.

The provisions of this Section 25.12 are not meant to be, and do not constitute, any amendment or modification of the rights of the holder of the Note or the Beneficiary under the Deed of Trust. The affidavit by Beneficiary of the amounts due under items (1) or (2) preceding shall be conclusive and binding upon Tenant with respect to such matters.


                 This Lease Agreement is hereby executed and delivered effective as of the date and year first above written.

                                        3055 TRIAD DR. CORP.

                                        By: /s/ JEROME W. CARLSEN
                                            ---------------------
                                        Name:   Jerome W. Carlsen

                                        Title: Vice President
                                                               "LANDLORD"

                                        TRIAD SYSTEMS CORPORATION

                                        By: /s/ JAMES R. PORTER
                                            -------------------
                                        Name:   James R. Porter

                                        Title: President
                                                               "TENANT"

                                  EXHIBIT "A"

                              3055 TRIAD DR. CORP.

                              PERMITTED EXCEPTIONS

                                PAGE 1 OF 1 PAGE

1. Agreement for Subdivision Improvement by and between Triad Systems Corporation and the City of Livermore, recorded December 9, 1985 in the Official Records of Alameda County under Series No. 85-261848.

2. Agreement for Development of Land by and between Triad Systems Corporation, a California corporation, and the City of Livermore, a municipal corporation, recorded December 9, 1985 in the Official Records of Alameda County under Series No. 85-261849 and re-recorded on November 19, 1986 under Series No. 86-290730, as amended by Amendment to Development Agreement recorded September 29, 1987 in the Official Records of Alameda County under Series No. 87-266894.

3. Public Utility Easement, Landscape Easement, Storm Drain Easement, Sanitary Sewer Easement, Water Conservation Easement and Scenic Route Easement filed in Parcel Map 3994 of Alameda County.

4. Limitations, covenants, conditions, restrictions, reservations, exceptions, or terms, but deleting restrictions, if any, based on race, color, religion or national origin contained in instrument recorded September 29, 1987, in the Official Records of Alameda County, under Series No. 87-266895.

5. Public Utilities Easement, Landscaping Easement, Storm Drainage Easement and Emergency Vehicle Access Easement as shown on filed Parcel Map 5112 of Alameda County.

6.       Building set back line as shown on filed Parcel Map 5112 of Alameda
         County.